RETIREMENT AGREEMENT

To:         Tod C. Holmes
Re:        Retirement
______________________________________________________________________________

Your employment with the Company will end on May 1, 2013 (or, as described below, such earlier date as requested by the Company) as a result of your retirement pursuant to Section 25 of your May 14, 2009 Amended and Restated Employment Agreement (“Employment Agreement”). To make sure that your retirement occurs on mutually acceptable terms, the Company is prepared to make certain commitments to you in exchange for certain promises you will make to the Company. By signing this Retirement Agreement (“Agreement”) you will be accepting the Company’s offer and entering into a legally binding agreement on the terms stated below effective on the date the Company signs this Agreement.
Retirement Date

Pursuant to your Employment Agreement, you provided notice to the Company on April 24, 2012 that you intend to retire on May 1, 2013. As you know, prior to your retirement, the Company must select and appoint your successor and make sure that there is adequate time to transition your duties and responsibilities to your successor. The Company appreciates your willingness to help select your successor and to be available either as Chief Financial Officer (“CFO”) or as the Special Assistant to the CEO (“Special Assistant”) prior to your retirement to provide assistance to your successor to ensure for a smooth transition in addition to your continuing with your regular employment duties and responsibilities. The Company also appreciates that following your retirement you will be available to provide assistance to your successor and to the Company.
The Company has determined that the transition may be successfully concluded prior to May 1, 2013 and that if it is, it may be in the Company’s best interests to ask you to retire prior to May 1, 2013. You acknowledge and agree that if requested by the Board of Directors of the Company (the “Board”), you will retire on a date prior to May 1, 2013 as requested by the Board. In consideration for your agreement to retire prior to May 1, 2013 if requested to do so by the Board, your agreement to help in the transition in addition to performing your regular duties and responsibilities, and your agreement to provide assistance after your retirement, the Company has determined based upon these and other facts and circumstances that it is in the best interests of the Company to provide you with the benefits described below following your Retirement Date. For purposes of this Agreement, “Retirement Date” shall mean the earlier of (a) May 1, 2013 and (b) the date on which you retire at the request of the Board.
You acknowledge and agree that, on your Retirement Date, you will retire as CFO (or, if the Board has appointed the successor CFO prior to your Retirement Date, Special Assistant) and your employment with the Company will end. You also agree that on or before your Retirement Date you will resign as officer and director of all Republic subsidiaries and affiliates for which you are then serving as officer or director. All of the terms and conditions of your Employment Agreement remain in full force and effect until your Retirement Date, except that you acknowledge and agree, notwithstanding any provisions in the Employment Agreement to the contrary, that any changes in your title, duties or responsibilities as a result of the Board’s appointing the successor CFO and your becoming Special Assistant to the CEO (including without limitation your resignation as officer and director of Republic subsidiaries and affiliates) will not constitute Good Reason under the Employment Agreement and that this provision amends your Employment Agreement. Upon your Retirement Date, your Employment Agreement will expire and your rights and obligations will be determined solely under this Agreement, except as set forth below. If you have a termination of employment for any reason prior to your Retirement Date, this Agreement shall have no effect except as specifically provided in this section and in the section entitled Accelerated Restricted Stock Award.
Purpose of Retirement Agreement
As is set forth more specifically below, the benefits provided to you by this Agreement which are additional to those provided to you under the Employment Agreement consist of the following: in the event you retire earlier than May 1, 2013 at the request of the Board, you will receive Base Salary (or equivalent), annual and long-term bonuses (or equivalent), continued health benefits, continued exercisability of options and an annual equity grant equivalent as if you had remained employed through May 1, 2013. The annual equity grant equivalent will be in lieu of an equity grant for 2013. You will receive the equity grant shortly after execution of this Agreement and the value of this equity grant will be prorated to four-twelfths of the grant-date value of your annual equity grant for 2012. Finally, this Agreement reflects your agreement to provide assistance to your successor and to the Company after your retirement.
Accelerated Restricted Stock Award
In consideration of your entering into the Retirement Agreement to ensure a smooth and orderly transition and your agreement to help select your successor and to be available prior to your retirement to provide assistance to your successor (in addition to your regular duties and responsibilities) and to provide transition consulting services as described herein after your retirement, promptly after the date that the Company signs this Retirement Agreement, the Company will grant you a number of shares of Restricted Stock equal to $583,333 divided by the per share closing price on the grant date (rounded up to the next whole share). The award agreement for the Restricted Stock will be substantially in the form attached hereto and will include, among other provisions, that, notwithstanding any provisions of the Employment Agreement to the contrary, if you have a termination of employment for any reason prior to your Retirement Date and prior to February 8, 2013, you will forfeit the shares of Restricted Stock granted pursuant to this Retirement Agreement. No dividends will be payable on the Restricted Stock granted pursuant to this Retirement Agreement for which the dividend record date is before February 8, 2013. This accelerated restricted stock award will be in lieu of a discretionary annual grant of equity for Fiscal Year 2013. You acknowledge and agree that the foregoing provisions relating to your accelerated restricted stock award amends your Employment Agreement so that the vesting and forfeiture of such restricted stock is governed by the foregoing provisions of this paragraph and the award agreement, and not the provisions contained in your Employment Agreement (except to the extent otherwise specifically provided in the award agreement).

Benefits
Following your Retirement Date, the Company will provide you the following:

•	The Company shall pay to you any accrued but unpaid Base Salary that you have earned through your Retirement Date including all accrued but unused vacation days;

•
The Company shall continue to pay for and provide all health benefits in which you and your family were entitled to participate at any time during the 12-month period prior to your Retirement Date, until the earliest to occur of (a) May 1, 2015, (b) your death, or (c) the date on which you become covered by a comparable health benefit plan by a subsequent employer. The Company will not continue any other group insurance coverage, such as long-term disability or accident coverage, beyond your Retirement Date because these plans are not considered health plans;

•	On the sixth month anniversary of your Retirement Date (or, if earlier, on the date of your death), the Company shall pay to you, in a lump sum cash payment, $1,900,000;

•
The balance of all amounts credited or eligible to be credited to your deferred compensation account (the “Deferred Compensation Account”) under the Deferred Compensation Plan (including all Company contributions, whether or not vested), will be payable to you in accordance with the Deferred Compensation Plan and any elections thereunder;

•
On the sixth month anniversary of your Retirement Date (or, if earlier, on the date of your death), the Company shall pay to you a lump sum cash gross-up payment equal to the amount of $3,100,000 to reimburse you for all income and other taxes imposed with respect to the payment of your deferred compensation that was credited or eligible to be credited to your Deferred Compensation Account on or before December 31, 2006 and all income and other taxes arising as a result of said gross up payment;

•
All of your stock option, restricted stock and restricted stock unit awards that are outstanding as of your Retirement Date shall fully vest upon your Retirement Date and for purposes of determining the period after your retirement that you can exercise your stock options, your retirement date for such options will be May 1, 2013;

•
If the Management Development and Compensation Committee (the “Compensation Committee”) has granted you an annual bonus award for 2013, the Company shall pay you a prorated portion of such annual bonus award equal to the amount that the Compensation Committee determines would be payable to you had you remained employed through the end of the Performance Period based upon actual results multiplied by a fraction, the numerator of which is the number of completed months of employment during such Performance Period and the denominator of which is the total number of months in the Performance Period, within 60 days after the end of 2013;

•
The Company shall pay you a prorated portion of your long term incentive award for 2011-2013 equal to the amount that the Compensation Committee determines would be payable to you had you remained employed through the end of the Performance Period based upon actual results multiplied by a fraction, the numerator of which is the number of completed months of employment during such Performance Period and the denominator of which is the total number of months in the Performance Period, within 60 days after the end of 2013;

•
The Company shall pay you a prorated portion of your long term incentive award for 2012-2014 equal to the amount that the Compensation Committee determines would be payable to you had you remained employed through the end of the Performance Period based upon actual results multiplied by a fraction, the numerator of which is the number of completed months of employment during such Performance Period and the denominator of which is the total number of months in the Performance Period, within 60 days after the end of 2014;

•
If the Compensation Committee has granted you a long term incentive award for 2013-2015, the Company shall pay you a prorated portion of such long term incentive award equal to the amount that the Compensation Committee determines would be payable to you had you remained employed through the end of the Performance Period based upon actual results multiplied by a fraction, the numerator of which is the number of completed months of employment during such Performance Period and the denominator of which is the total number of months in the Performance Period, within 60 days after the end of 2015;

•
Within 60 days after your Retirement Date, the Company shall pay or reimburse you, in a lump sum cash payment, for any out-of-pocket expenses reasonably incurred by you pursuant to Section 2(k) of your Employment Agreement prior to your Retirement Date, which would have been payable if you had not retired , provided that you provide proper documentation to the Company within 30 days following your Retirement Date.

If your Retirement Date occurs prior to May 1, 2013, the Company will provide you with the following additional benefits:

•
On the sixth month anniversary of your Retirement Date (or, if earlier, on the date of your death), the Company shall pay you a lump sum cash payment equal to the Base Salary that you would have received for the period after your Retirement Date and prior to May 1, 2013 had your employment continued until May 1, 2013;

•
If your Retirement Date is on or after December 31, 2012 and prior to the date on which the Company pays its 2012 annual bonuses to its executives, the Company shall pay you the amount of your 2012 annual bonus that the Compensation Committee determines would be payable to you based upon actual results, within 60 days after the end of 2012;

•
If your Retirement Date is prior to December 31, 2012, the Company shall pay you a prorated portion of your 2012 annual bonus equal to the amount of your 2012 annual bonus that the Compensation Committee determines would be payable to you had you remained employed through the end of 2012 based upon actual results multiplied by a fraction, the numerator of which is the number of completed months of employment during the Performance Period and the denominator of which is the total number of months in the Performance Period, within 60 days after the end of 2012;

•
If your Retirement Date is on or after December 31, 2012 and prior to the date on which the Company pays its 2010-2012 long term incentive awards to its executives, the Company shall pay you the amount of your 2010-2012 long term incentive award that the Compensation Committee determines would be payable to you based upon actual results, within 60 days after the end of 2012;

•
If your Retirement Date is prior to December 31, 2012, the Company shall pay you a prorated portion of your long term incentive award for 2010-2012 equal to the amount that the Compensation Committee determines would be payable to you had you remained employed through the end of the Performance Period based upon actual results multiplied by a fraction, the numerator of which is the number of completed months of employment during such Performance Period and the denominator of which is the total number of months in the Performance Period, within 60 days after the end of 2012;

•
For each annual bonus award and long-term incentive award for which the Performance Period has not ended prior to your Retirement Date, the Company shall pay you in a lump sum cash payment an amount equal to (a) the amount that the Compensation Committee determines would be payable to you had you remained employed through the end of the Performance Period for such award based upon actual results multiplied by a fraction, the numerator of which is the number of full months in the Performance Period prior to May 1, 2013 and the denominator of which is the total number of months in the Performance Period minus (b) the amount that is payable to you for the award with respect to your employment prior to your Retirement Date. The payments described in this paragraph for each outstanding award shall be made within 60 days after the end of the Performance Period for such award.

If your Retirement Date occurs and the Compensation Committee has not granted you an annual bonus award for 2013 at a target of $575,000 and a long-term incentive award for the 2013-2015 Performance Period at a target of $500,000 (hereinafter, the “2013 Executive Incentive Plan Awards”), the Company will provide you with the following additional benefits:

•
The Company shall pay you a lump sum cash payment for the annual bonus and long term incentive awards that you would have received had you received the 2013 Executive Incentive Plan Awards. The amount of the payment for each such award shall equal the amount that the Compensation Committee determines would be payable to you had you remained employed through the end of the Performance Period for such award based upon actual results multiplied by a fraction, the numerator of which is the number of full months in the Performance Period prior to May 1, 2013 and the denominator of which is the total number of months in the Performance Period. Payment for each such award shall be made within 60 days after the end of the Performance Period for such award.

For purposes of this Agreement, all of the benefits described above collectively shall be referred to as the “Severance Benefits”. All payments under this Agreement will be reduced by all applicable withholding and employment taxes. If you die before receiving all payments due to you under this Agreement, any remaining payments will be paid to your beneficiary.
You acknowledge and agree that the Company has no obligation to provide you with any compensation or benefits following the Retirement Date other than the Severance Benefits described above and any compensation or benefits described in those portions of your Employment Agreement that survive your retirement as described in the “Integration of Employment Agreement; Survival of Certain Provisions” section below.
Transition Consulting Services
As we have discussed, your long and outstanding service with the Company will be a valuable resource to the Company in connection with the orderly transition to our next CFO and for a period of time following your Retirement Date. In consideration of the Company’s entering into this Retirement Agreement, you acknowledge and agree that following your Retirement Date until December 31, 2013, you will be available at mutually agreeable times to assist the Company and your successor CFO if requested by the Company or your successor CFO. In no event will such services exceed 20 percent of your average level of services performed over the 36 months immediately preceding your Retirement Date. The Company shall pay or reimburse you for any out-of-pocket expenses reasonably incurred by you in connection with your providing such requested assistance.
Release of Claims Against The Company
You agree to deliver to the Company a signed and enforceable general release of all claims against the Company other than with respect to employee pension, health or medical benefit plans, rights to indemnification under the director and officer liability insurance policy, or under the bylaws or certificate of incorporation of the Company (“General Release”). You agree to execute the General Release in a form provided by the Company no earlier than your Retirement Date and no later than 30 days following your Retirement Date.
The General Release does not apply to any claims that cannot be released as a matter of law, such as those that: (1) arise after the date you sign the General Release, (2) are for ERISA plan benefits, or (3) may be asserted in an administrative charge filed with a governmental law or regulatory enforcement agency (although you do release any right to monetary recovery or reinstatement right in connection with any such charge). The General Release also does not apply to any claim for breach of this Agreement or any provisions of your Employment Agreement that survive as described in the following section.
The General Release will contain the following language:
“I knowingly and willingly release the Company from any kind of claim I have arising out of or related to my employment and/or the termination of my employment with the Company. This general and complete release applies to all claims for relief, whether I know about them or not, that I may have against the Company as of the date of execution of this document. This Release of claims includes, but is not limited to any claims under: federal, state or local employment, labor, civil rights, equal pay, or anti-discrimination laws, statutes, case law, regulations, and ordinances; federal or state Constitutions; any public policy, contract, tort or common law theory; any statutory or common law principle allowing for the recovery of fees or other expenses, including attorneys’ fees. The claims that I am releasing include, but are not limited to, claims under: the Age Discrimination in Employment Act; Family Medical Leave Act; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Sarbanes-Oxley Act (18 U.S.C. Section 1514A), as amended; the Employee Retirement Income Security Act of 1974, as amended; the Americans with Disabilities Act of 1990, as amended. This Release does not apply to any claims that cannot be released as a matter of law, such as those that (1) arise after the date I sign this Release, (2) are for ERISA plan benefits, or (3) may be asserted in an administrative charge filed with a governmental law or regulatory enforcement agency (although I do release any right to monetary recovery or reinstatement right in connection with any such charge). This Release also does not apply to any claim for breach of my June __, 2012 Retirement Agreement (“Retirement Agreement”) or any provisions of my May 14, 2009 Amended and Restated Employment Agreement that survive as described in the Retirement Agreement.”
Integration of Employment Agreement; Survival of Certain Provisions
Unless you have a termination of employment for any reason prior to your Retirement Date, effective on such date this Agreement shall supersede and replace all benefits, rights and obligations under your Employment Agreement, other than Sections 5 (“Gross-Up Payment”) 7 (“Restrictive Covenants”), 8 (“Confidentiality”), 9 (“Specific Performance; Injunction”), 10 (“Nondisparagement”), 11 (“Future Cooperation”), 15 (“Assignment; Third Party Beneficiary”), 16 (“Severability; Survival”), 17 (“Indemnification”), and 26 (“Code Section 409A”), all of which shall remain in full force and effect.

Severability; Entire Agreement; Governing Law; No Oral Modifications; No Waivers
If a court of competent jurisdiction determines that any of the provisions of this Agreement are invalid or legally unenforceable, all other provisions of this Agreement shall not be affected and are still enforceable. This Agreement and the General Release together constitute a single integrated contract expressing our entire understanding regarding the subjects it addresses. As such, it supersedes all oral and written agreements and discussions that occurred before the time you sign it except as to any obligations you may owe to the Company or the Company may owe you, as described in the “Integration of Employment Agreement; Survival of Certain Provisions” section above that remain in effect. This Agreement may be amended or modified only by an agreement in writing signed by an executive officer of the Company. The failure by the Company to declare a breach, or to otherwise assert its rights under this Agreement, shall not be construed as a waiver of any of its rights under this Agreement. The laws of the State of Arizona shall govern the interpretation, validity, and effect of this Agreement.

Code Section 409A

The 409A provisions of Section 26 of your Employment Agreement are incorporated herein by reference and apply to the payments under this Agreement and, any reimbursement, to the extent it constitutes a deferral of compensation within the meaning of 409A, will be subject to the rules that apply to your continued health benefits.

Acknowledgements And Certifications
You acknowledge and certify that:

•	you have read and you understand all of the terms of this Agreement and are not relying on any representation or statement, written or oral, not set forth in this Agreement;

•	you are signing this Agreement knowingly and voluntarily;

•	you have had the opportunity to consult with an attorney before signing this Agreement; and

•	you and the Company agree that there is good and sufficient mutual consideration for each of the terms and conditions in this Agreement.
IF YOU SIGN THIS DOCUMENT BELOW, IT BECOMES A LEGALLY ENFORCEABLE AGREEMENT EFFECTIVE ON THE DATE SIGNED BY THE COMPANY.

22 June 2012______            /s/ Tod C. Holmes______________
Date                    Tod C. Holmes

6/22/2012________            REPUBLIC SERVICES, INC.
Date
By: /s/ Michael P. Rissman_ _____
Its: EVP and General Counsel ___